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Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

Wolverine Tube Extends Rights Offering

Huntsville, Alabama, October 5, 2007 - Wolverine Tube, Inc. (OTCBB:WLVT) today announced that it has extended the expiration date of its $51.1 million rights offering to 5:00 p.m., New York City time, on October 29, 2007. The rights offering was originally scheduled to expire at 5:00 p.m., New York City time, on October 5, 2007. Under the terms of the rights offering, stockholders of record as of August 28, 2007 received one subscription right for each share of common stock held on that date. Each right entitles the holder to purchase 3.07 shares of Wolverine common stock for $1.10 per share.

Wolverine has distributed to stockholders of record certificates evidencing the rights, together with a copy of the prospectus filed with the Securities and Exchange Commission on August 29, 2007, which describes the rights offering in further detail. The rights offering may be further extended, at Wolverine’s discretion, to a date no later than 90 days from the date the rights were distributed.

Questions from stockholders regarding the rights offering or requests for additional copies of the prospectus or other offering materials may be directed to the information agent for the rights offering, Georgeson Inc., at the following address and telephone number: 17 State Street - 10th Floor, New York, New York 10004; 1-866-278-0091.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, and there shall not be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Wolverine Tube, Inc.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, and metal joining products. Internet addresses: www.wlv.com and www.silvaloy.com